Exhibit 10.1
FINN HOLDING CORPORATION
2011 PARTICIPATION PLAN
     1. Purpose. The purpose of the 2011 Participation Plan (the “Plan”) is to provide incentive compensation to key employees of Finn Holding Corporation, a Delaware corporation (the “Company”) and its subsidiaries. Such incentive compensation shall be based upon the award of Performance Units, the value of which is related to the appreciation in the value of the Company, and shall be payable to participants upon the occurrence of certain Qualifying Events. The Plan is also intended to benefit the Company by creating incentives for participating key employees.
     2. Administration. The Plan shall be administered by the Compensation Committee (the “Committee”), such committee to be appointed by the director(s) of the Company. Subject to the provisions of the Plan, the Committee shall have exclusive power to select the key employees to be granted Performance Units, to determine the number of Performance Units to be granted to each key employee selected and to determine the time or times when Performance Units will be granted. The Committee shall have sole authority to interpret the Plan, to adopt and revise rules and regulations relating to the Plan, to determine the conditions, not inconsistent with the Plan, subject to which any awards may be made or payable, and to make any other determinations that it believes necessary or advisable for the administration of the Plan. Determinations by the Committee shall be made by majority vote and shall be made in its sole discretion and shall be final and binding on all Participants.
     3. Grants. Performance Units shall be granted to such key employees of the Company and its subsidiaries, as the Committee shall determine, who shall hereafter be referred to as “Participants.” The maximum number of Performance Units that may be awarded under the Plan shall not exceed an aggregate of 36,800,000 units. If any Performance Units awarded under the Plan shall be forfeited or cancelled, such Performance Units may again be awarded under the Plan. Performance Units shall be granted at such time or times and shall be subject to such terms and conditions, in addition to the terms and conditions set forth in the Plan, as the Committee shall determine. Such additional terms and conditions shall be set forth in the Grant Agreement (the “Grant”).
     4. Performance Units. Performance Units granted to a Participant shall be credited to a Performance Unit Account (the “Account”) established and maintained for such Participant. The Account of a Participant shall be the record of Performance Units granted to him under the Plan, is solely for accounting purposes, and shall not require a segregation of any Company assets. Each Performance Unit shall be valued by the Committee, in the manner provided in Section 8, as of the date of grant thereof. The grant of Performance Units under the Plan and the value of such Performance Units as of the date of grant (the “Grant Value”) shall be set forth in the Grant.
     5. Maturity of Performance Units. Performance Units granted to a Participant shall mature according to the terms approved by the Committee as set forth in the Grant.
     6. Payment for Performance Units.
     6.1 Qualified Event Value. Subject to the terms and conditions contained herein, upon the occurrence of a Qualifying Event (defined hereafter), each Participant shall be entitled to receive from the Company an amount, with respect to each matured Performance Unit in the Participant’s Account, equal to: (i) the Qualified Event Value (as determined pursuant to Section 8 hereof) of each Performance Unit in the Participant’s Account as of the date of the Qualifying Event, reduced by (ii) the Grant Value of each Performance Unit as set forth in the Grant. In the event that the Qualified Event Value of a matured Performance Unit is equal to or less than its Grant Value, there shall be no payment to a Participant in connection with such Qualifying Event; provided, however, that the Grant Value of each matured Performance Unit in the Participant’s Account shall be reduced by such Qualified Event Value (the “Adjusted Grant Value”) and such Adjusted Grant Value shall be used in the calculation of the Qualified Event Value of matured Performance Units upon future Qualifying Events.
     6.2 Forfeiture. Except as otherwise set forth in Section 6.2.1, all Performance Units granted to a Participant, whether or not fully matured, will be forfeited, and the Company will have no further obligation hereunder to such Participant, if any of the following circumstances occur with respect to such Participant as determined by the Committee in its sole discretion:
6.2.1 The Participant terminates or is terminated from his employment with the Company or one of its subsidiaries with or without cause; provided, however, that in the event of a Participant’s death, payment of any amount then due under the Plan (or that, but for Participant’s death, was matured and would otherwise have become due within six (6) months of Participant’s death) shall be made to the duly appointed and qualified executor or other personal representative of the Participant to be distributed in accordance with the Participant’s will or applicable intestacy law; or in the event that there shall be no such representative duly appointed and qualified within six (6) months after the date of death of such deceased Participant, then to such persons as, at the date of his death, would be entitled to share in the distribution of such deceased Participant’s personal estate under the provisions of the applicable statute then in force governing the descent of intestate property, in the proportions specified in such statute; or
6.2.2 The Participant engages in competition with the Company or violates any agreement with the Company regarding the assignment of rights to the Company or the confidentiality of Company information.
     6.3 Except as hereinafter provided, payment to a Participant of any amounts due under the Participation Plan shall be made either in a lump sum or in installments, payable at fixed or objectively determinable times and in fixed or objectively determinable amounts as determined by the Committee at the time of each Qualifying Event. In establishing the time of payments, the Committee may differentiate among Participants on any basis it deems appropriate.
     6.4 In the event of a Qualifying Sale Event (as defined below) that involves consideration of publicly-traded stock, the Committee may, in its discretion, and in lieu of a cash payment to one or more Participants, elect to distribute shares of such stock to such Participant(s) in lieu of cash. In such event, the fair market value of the stock distributed in lieu of cash to such Participant(s) shall be determined by the Committee in its sole discretion. Such stock issued to Participant may contain certain commercially standard or other reasonable restrictions, whether imposed by law or otherwise.
     7. Qualifying Event. There shall be two categories of transactions, either of which may constitute a “Qualifying Event.”
     7.1 A “Qualifying Sale Event” shall be defined as a sale (whether effected directly or through a merger or similar transaction) of some or all of the common stock of the Company by Platinum Equity Capital Finn Partners, L.P. or its affiliates (but excluding a sale of common stock by the Company); provided, however, that in no event shall a Qualifying Sale Event (or a Qualifying Event) occur upon a sale to an affiliate of the Company.
     7.2 A “Qualifying Distribution Event” shall be defined as a cash dividend by the Company (whether effective directly or through one or more affiliates) to Platinum Equity Capital Finn Partners II, L.P, and its affiliated shareholders.
     8. Valuation of Performance Units
     8.1. For all purposes of the Plan, the Grant Value of a Performance Unit on the date of grant pursuant to Section 4 shall be determined by the Committee in its sole discretion and set forth in the Grant. Upon a Qualifying Event, the Qualified Event Value of a Performance Unit will be an amount equal to the greater of (i) such Qualified Event Value as shall be determined, as of the applicable date, by the Committee in its sole discretion and (ii) the Qualified Event Value as of the applicable date, as determined pursuant to paragraph 8.2 below.
     8.2 The Qualified Event Value shall be calculated by the Committee pursuant to one of the following methods:

8.2.1 In the event of a Qualifying Sale Event, the quotient of (A) the net purchase price as determined by the Committee in its sole discretion; divided by (B) 460,000,000
8.2.2 In the event of a Qualifying Distribution Event, the quotient of (A) the amount of such dividend or distribution, net of any and all withholdings, divided by (B) 460,000,000.
In determining the Qualified Event Value, the Committee shall take into consideration the transaction costs and expenses incurred by the Company and its affiliates in connection with any Qualifying Event and may modify the calculations set forth in this Section 8.2 to reflect any capital or other contributions made to the Company (including those made in connection with any acquisitions made by or on behalf of the Company), to allow for the recapture of such contributions by the shareholders of the Company, or to reflect the repayment of any debt of the Company.
     9. Forfeiture of Performance Units on Termination of the Company. If, at any time prior to a Qualifying Event, the Company ceases to engage in active trade and business, liquidates or dissolves or if the Company shall become insolvent or file for or have filed against it (and not dismissed within 60 days) a bankruptcy petition, then all Performance Units, whether or not fully matured, shall be forfeited and neither the Participants nor their heirs, personal representatives, successors or assigns shall have any further rights with respect to such Performance Units.
     10. Nontransferability. Except as expressly set forth in this Plan, Performance Units granted hereunder, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process.
     11. Withholding. The Company shall have the right to deduct from amounts to be paid pursuant to the Plan any taxes required by law to be withheld with respect to such awards.
     12. Voting and Dividend Rights. The Participant shall not be entitled, solely by reason of being a Participant under the Plan, to have any voting rights, to receive any dividends, or to have his Account credited or increased as a result of any dividend with respect to the equity interests of the Company. No Participant is or shall be deemed to be a shareholder of the Company for any purpose whatsoever. Neither the Company nor the Committee have or shall have any fiduciary or similar duty to any Participant.
     13. Miscellaneous Provisions. No employee or other person shall have any claim or right to be granted a Performance Unit under the Plan. Neither the Plan nor any action taken hereunder shall be construed as creating or implying the creation of a contract of employment between any employee and the Company or any of its affiliates, or giving any employee any right to be retained in the employ of the Company. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefits hereunder. No Participant or other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and any such Participant or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan. Except when otherwise required by the context, any masculine terminology in this document shall include the feminine, and any singular terminology shall include the plural.
     14. Amendment of the Plan. The Committee may alter or amend the Plan from time to time without obtaining the approval of the Participants.
     15. Effectiveness and Term of Plan. The effective date of the Plan shall be April 12, 2011. The Committee may at any time terminate the Plan and unless sooner terminated by the Committee, the Plan shall expire on April 1, 2016. Any payments due a Participant with respect to a Qualifying Event that occurs prior to the expiration or termination of the Plan shall continue to be made, notwithstanding such expiration or termination. All Performance Units shall terminate upon the expiration or termination of the Plan.